EXHIBIT 10.7

SUMMIT HOTEL PROPERTIES, INC.
Incentive Award Agreement

This Incentive Award Agreement (the “Agreement”), dated the ____ day of ___________, 2016, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and __________________ (the “Participant”), is made pursuant to the terms of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan as amended and restated effective June 15, 2015 (the “Plan”). All terms that are defined in the Plan shall have the same meaning given them in the Plan and the terms “Termination Without Cause,” “Voluntary Termination for Good Reason,” and “Disability” shall have the same meaning given them in the Employment Agreement between the Company and the Participant effective as of ______________, 20___.

1.Grant of Incentive Award. Pursuant to the Plan, on _______________, 2016, (the “Date of Grant”), the Company granted the Participant an Incentive Award, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement. The amount that the Participant may earn under the Incentive Award includes the amount that may be earned in accordance with Paragraph 2 (the “AFFO Component”, the “RevPAR Growth Component” and the “Individual Performance Component”).
2.    AFFO Component. Under the AFFO Component, the Participant may earn a cash payment based on the Company’s actual 2016 AFFO (as defined below) per share of Common Stock. If the Company’s actual 2016 AFFO per share of Common Stock is $________________, the Participant shall be entitled to the Minimum Payout (as defined below) under the AFFO Component. If the Company’s actual 2016 AFFO per share of Common Stock is at $_______________, the Participant shall be entitled to the Target Payout (as defined below) under the AFFO Component. If the Company’s actual 2016 AFFO per share of Common Stock is $___________ the Participant shall be entitled to the Maximum Payout (as defined below) under the AFFO Component. No additional amount shall be paid to the Participant under the AFFO Component if the Company’s actual 2016 AFFO per share of Common Stock is greater than $___________. Linear interpolation will be applied for performance between the Minimum Payout and Target Payout levels and for performance between the Target Payout and Maximum Payout levels.
For purposes of the AFFO component, the term “Minimum Payout” means the cash payment in the amount 60% of 50% of the Participant’s 2016 base salary. For purposes of the AFFO component, the term “Target Payout” means the cash payment in the amount of 60% of 100% of the Participant’s 2016 base salary. For purposes of the AFFO component, the term “Maximum Payout” means the cash payment in the amount of 60% of 200% of the Participant’s 2016 base salary.
For purposes of the AFFO Component, AFFO per share will be calculated as the Company’s net income or loss as set forth in its audited consolidated financial statements for the year ending December 31, 2016, excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise application fees), as further adjusted to exclude hotel transaction and pursuit costs, equity based compensation, debt transaction costs, gain (or loss) on derivative instruments and such other items, including nonrecurring expenses, as the Committee determines is appropriate and consistent with the purpose and intent of this Incentive Award. For purposes of this Incentive Award, the term “actual 2016 AFFO per share of Common Stock” means the Company’s AFFO for the year ending December 31, 2016 (rounded to the nearest penny), divided by the weighted average number of diluted shares of Common Stock and common units of limited partnership interest in Summit Hotel OP, LP outstanding on December 31, 2016 as set forth in the Company’s audited financial statements for the year ended December 31, 2016.

RevPAR Growth Component. Under the RevPAR Growth Component, the Participant may earn a cash payment based on the Company’s year over year comparison of RevPAR growth for the Company’s same store hotels (hotels owned for the entire year ended December 31, 2015 and the entire year ending December 31, 2016, excluding assets held for sale). If the Company’s actual 2016 RevPAR Growth for its same store hotels is a least _____%, the Participant shall be entitled to the Minimum Payout (as defined below) under the RevPAR Growth Component. If the Company’s actual 2016 RevPAR Growth for its same store hotels is a least _____%, the

Participant shall be entitled to the Target Payout (as defined below) under the RevPAR Growth Component. If the Company’s actual 2016 RevPAR Growth for its same store hotels is a least _____%, the Participant shall be entitled to the Maximum Payout (as defined below) under the RevPAR Growth Component. No additional amount shall be paid to the Participant under the RevPAR Growth Component if the Company’s actual 2016 RevPAR Growth for its same store hotels is greater than _____%. Linear interpolation will be applied for performance between the Minimum Payout and Target Payout levels and for performance between the Target Payout and Maximum Payout levels.

For purposes of the RevPAR Growth Component, the term “Minimum Payout” means the cash payment in the amount 20% of 50% of the Participant’s 2016 base salary. For purposes of this RevPAR Growth Component, the term “Target Payout” means the cash payment in the amount of 20% of 100% of the Participant’s 2016 base salary. For purposes of the RevPAR Growth Component, the term “Maximum Payout” means the cash payment in the amount of 20% of 200% of the Participant’s 2016 base salary.

Individual Performance Component. Under the Individual Performance Component, the Participant may earn a cash payment based on the Participant’s individual performance during 2016. The amount, if any, earned under the Individual Performance Component shall be determined by the Committee, in its sole discretion, based on the Committee’s evaluation and assessment of the Participant’s contributions to the Company during 2016. In making its determination, the Committee shall consider such factors as it determines to be appropriate or relevant and the factors that the Committee may consider include, but are not limited to, (i) the extent to which any individual performance goals approved by the Committee for the Participant have been achieved, (ii) the extent to which operational goals for the Company have been achieved, (iii) the performance of Company functions over which the Participant has operational or overall responsibility, (iv) the Participant’s contributions to monitoring and expanding internal programs in support of the Company’s strategic plan and its hotel portfolio, (v) the Participant’s contributions in evaluating and executing on renovation and repositioning opportunities with respect to the Company’s hotels and (vi) the Participant’s contributions in expanding investor and industry relationships. The amount that the Participant earns under the Individual Performance Component shall be determined by the Committee and the amount may range from 20% of 50% of the Participant’s 2016 base salary to 20% of 200% of the Participant’s 2016 base salary.

Change in Control. If a Control Change Date occurs before January 1, 2017 and the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date then the Participant shall be entitled to receive (i) the Target Payout under each of the AFFO Component and the RevPar Growth Component and (ii) the amount, if any, of the Individual Performance Component determined by the Committee. The amount payable under the preceding sentence shall be paid in a single cash payment on the Control Change date.

3.    Employment Requirement.
(a)    Except as provided in the following paragraph 4(b), no amount may be earned, and no payment will be made, under this Incentive Award unless the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until December 31, 2016.
(b)    Paragraph 4(a) to the contrary notwithstanding, the Participant shall be entitled to receive (i) the Pro Rata Amount (as defined below) of (a) the AFFO Component, and (b) the RevPAR Growth Component, if any, calculated under Paragraph 2 for the year ending December 31, 2016 and (ii) the amount, if any, of the Individual Performance Component the Committee may determine is earned under Paragraph 2 if the Participant’s employment with the Company and its Affiliates terminates or is terminated before December 31, 2016 on account of the Participant’s death or Disability or on account of a Termination Without Cause or a Voluntary Termination for Good Reason. For purposes of this Agreement, the “Pro Rata Amount” shall be the amount, if any, that would have been earned by the Participant if the Participant had remained in the continuous employ of the Company until December 31, 2016 under the AFFO Component and the RevPAR Growth Component (e.g., disregarding for this purpose the Participant’s termination of employment) multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company or an Affiliate in 2016 and the denominator of which is 366.

4.    Payment. No payment shall be made under this Incentive Award until the Committee determines the amount that the Participant has earned under the AFFO Component, the RevPAR Growth Component and the Individual Performance Component. Any amount determined by the Committee to be payable under this Incentive Award, including amounts payable under Paragraph 3(b), shall be paid as soon as practicable after the Committee’s determination of the amount to be paid. The Committee shall make the determination, and the payment, if any, shall be made, on or before March 15, 2017. If the Participant is entitled to a payment under this Incentive Award but dies before the payment is made, the payment shall be made to the Participant’s estate. Any amount payable under this Incentive Award shall be paid in a single cash payment, which shall be reduced by applicable income and employment tax withholdings.

5.    Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Incentive Award (including but not limited to the terms of the AFFO Component), shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
6.    No Employment Rights. This Agreement and the grant of this Incentive Award do not confer upon the Participant any right with respect to continued employment by the Company or an Affiliate, nor shall they interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.
7.    Governing Law. This Agreement shall be governed by the laws of the State of Texas (other than any choice-of-law provisions that would require the application of the laws of a State other than the State of South Texas).
8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern.
9.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions thereof.
10.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Participant and the successors of the Company.
12.    Recoupment. The Participant acknowledges and agrees that any amount payable under this Incentive Award is subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy as in effect on the date an amount is paid under this Incentive Award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf and the Participant has affixed his signature hereto.

SUMMIT HOTEL PROPERTIES, INC.

By:_____________________________
Name:
Title:

PARTICIPANT

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